                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  FORM 8-K/A-2



                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): November 13, 1996



                           STUART ENTERTAINMENT, INC.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



     Delaware                      0-10737                       84-0402207
   ------------                  -----------              ----------------------
   (State of                     (Commission                  (IRS Employer
   Incorporation)                File Number)             Identification Number)


             3211 Nebraska Avenue, Council Bluffs, Iowa        51501
        -----------------------------------------------------------------
             (Address of Principal Executive Offices)     (Zip Code)


      Registrant's telephone number, including area code:  (712) 323-1488

                                 Not Applicable
         -------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

Item 7.       Financial Statements and Exhibits.

              (a)    Financial Statements of Business Acquired.

                     Please see Attachment A.

              (b)    Pro Forma Financial Information.

                     Please see Attachment B.

              (c)    Exhibits.

                     None.

                              S I G N A T U R E S



       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    STUART ENTERTAINMENT, INC.



Date:  February 26, 1997            By:   /s/ Paul C. Tunink

                                        -----------------------------------
                                         Paul C. Tunink, Vice President -
                                         Finance, Treasurer and Chief Financial
                                         Officer

                                  ATTACHMENT A

                                                                                         Page
                                                                                         ----
Report of Independent Accountants   . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1

Balance Sheets as of December 31, 1994 and 1995   . . . . . . . . . . . . . . . . . . .   A-2

Statements of Income for the Years Ended December 31, 1993, 1994 and 1995   . . . . . .   A-3

Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995 . . . . .   A-4

Notes to Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5

Balance Sheets as of December 31, 1995 and September 30, 1996 (unaudited)   . . . . . .   A-11

Statements of Income for the Nine Months Ended September 30, 1995 and 1996
       (unaudited)    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-12

Statements of Cash Flows for the Nine Months Ended September 30, 1995 and 1996
       (unaudited)    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-13

Notes to Financial Statements (unaudited)   . . . . . . . . . . . . . . . . . . . . . .   A-14

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Trade Products, Inc.

     We have audited the accompanying balance sheets of Trade Products, Inc. as of December 31, 1994 and 1995, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trade Products, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Seattle, Washington
March 29, 1996, except for the second paragraph of Note 13, as to which the date is April 29, 1996

                              TRADE PRODUCTS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                       1994            1995
                                                                    -----------     -----------
ASSETS
Current assets:
  Cash and cash equivalents.......................................  $ 1,183,757     $   759,201
  Accounts receivable, net of allowance for doubtful accounts of
     $350,000 and $394,000 at December 31, 1994 and 1995,
     respectively.................................................    5,163,404       6,100,651
  Inventories.....................................................    4,571,269       5,277,212
  Current portion of notes and other receivables..................      227,272          62,868
  Current portion of notes receivable from and advances to
     officers and affiliates......................................      186,229          49,464
  Prepaid expenses................................................       63,942          81,212
                                                                    -----------     -----------
     Total current assets.........................................   11,395,873      12,330,608
                                                                    -----------     -----------
Notes and other receivables, net of current portion...............        5,001              --
Notes receivable from and advances to officers and affiliates, net
  of current portion..............................................      135,669         135,654
Assets held for sale..............................................      156,000         100,000
Deposits..........................................................       59,173         126,450
Self insurance deposit............................................      344,000         344,000
Other assets, net.................................................      110,850          60,850
                                                                    -----------     -----------
                                                                        810,693         766,954
                                                                    -----------     -----------
Property and equipment, net.......................................    8,217,091       7,121,506
                                                                    -----------     -----------
          Total assets............................................  $20,423,657     $20,219,068
                                                                    ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................  $ 2,301,130     $ 1,978,820
  Accrued expenses................................................    1,045,818       1,097,685
  Accrued profit sharing..........................................      200,000         100,000
  Current portion of long-term debt...............................      853,177         944,414
  Customer deposits...............................................      126,914          53,665
  Other liabilities...............................................           --         126,104
                                                                    -----------     -----------
     Total current liabilities....................................    4,527,039       4,300,688
                                                                    -----------     -----------
Long-term debt, net of current portion............................    7,238,381       7,577,175
Other noncurrent liabilities......................................      252,274          90,416
                                                                    -----------     -----------
                                                                      7,490,655       7,667,591
                                                                    -----------     -----------
Commitments and contingencies
Stockholders' equity:
  Common stock, $0.01 par value; 2,000,000 shares authorized;
     756,250 shares issued and outstanding........................        7,562           7,562
  Additional paid-in capital......................................      257,065         257,065
  Retained earnings...............................................    8,141,336       7,986,162
                                                                    -----------     -----------
                                                                      8,405,963       8,250,789
                                                                    -----------     -----------
          Total liabilities and stockholders' equity..............  $20,423,657     $20,219,068
                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                              TRADE PRODUCTS, INC.

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                         1993            1994            1995
                                                      -----------     -----------     -----------
Sales...............................................  $31,456,730     $32,493,995     $36,595,250
Cost of sales.......................................   17,814,149      19,632,387      22,806,656
                                                      -----------     -----------     -----------
                                                       13,642,581      12,861,608      13,788,594
Selling, general and administrative expense.........   11,176,934      10,100,834      11,652,337
Interest expense....................................      378,941         519,694         729,647
                                                      -----------     -----------     -----------
                                                        2,086,706       2,241,080       1,406,610
Other income (expense), net.........................     (168,970)       (208,930)         68,007
                                                      -----------     -----------     -----------
  Net income........................................  $ 1,917,736     $ 2,032,150     $ 1,474,617
                                                      ===========     ===========     ===========
  Net income per share..............................  $      2.54     $      2.69     $      1.95
                                                      ===========     ===========     ===========
  Weighted average shares outstanding...............      756,250         756,250         756,250
                                                      ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                              TRADE PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                        1993             1994            1995
                                                     -----------     ------------     -----------
Cash flows from operating activities:
  Net income.......................................  $ 1,917,736     $  2,032,150     $ 1,474,617
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.................    1,646,538        1,852,953       1,962,820
     (Gain) loss on disposal of assets.............      176,663          247,896          (2,935)
     Adjustment of construction in progress to net
       realizable value............................           --               --         806,896
     Adjustment of asset held for resale to net
       realizable value............................      238,087               --          56,000
     Provision for doubtful accounts...............       40,000           77,374         616,209
       Changes in assets and liabilities:
       Accounts receivable.........................   (1,407,453)        (150,230)     (1,531,083)
       Inventories.................................   (1,146,469)        (417,534)       (705,943)
       Prepaid expenses............................        5,835            3,015         (17,270)
       Other assets and deposits...................     (334,726)          46,103         (67,277)
       Accounts payable............................      237,024          618,322        (487,763)
       Accrued expenses............................      321,305          (64,188)         51,869
       Accrued profit sharing......................      (50,000)         (50,000)       (100,000)
       Customer deposits...........................      127,761          (33,027)        (73,249)
       Other liabilities...........................      163,988          (18,516)        (35,754)
                                                      ----------     ------------     -----------
       Net cash provided by operating activities...    1,936,289        4,144,318       1,947,137
                                                      ----------     ------------     -----------
Cash flows from investing activities:
  Additions to property and equipment..............     (838,704)      (2,921,916)     (1,552,345)
  Proceeds from sale of assets.....................       45,494           69,989          96,600
  Notes receivable and other receivables...........     (175,973)        (282,869)             --
  Repayment on notes receivable and other
     receivables...................................       90,865          232,502         147,032
  Notes receivable from and advances to officers
     and affiliates................................   (1,958,465)        (722,096)       (292,931)
  Repayment on notes receivable and advances to
     officers and affiliates.......................    1,787,756          811,869         429,711
  Deposit for equipment............................      (92,538)              --              --
                                                      ----------     ------------     -----------
       Net cash used in investing activities.......   (1,141,565)      (2,812,521)     (1,171,933)
                                                      ----------     ------------     -----------
Cash flows from financing activities:
  Distribution to stockholders.....................   (2,396,743)      (2,203,545)     (1,629,791)
  Additions to long-term debt......................    8,013,784       14,422,824       4,046,320
  Reductions in long-term debt.....................   (6,509,523)     (13,056,067)     (3,616,289)
                                                      ----------     ------------     -----------
       Net cash used in financing activities.......     (892,482)        (836,788)     (1,199,760)
                                                      ----------     ------------     -----------
Increase (decrease) in cash and cash equivalents...      (97,758)         495,009        (424,556)
Cash and cash equivalents:
  Beginning of year................................      786,506          688,748       1,183,757
                                                      ----------     ------------     -----------
  End of year......................................  $   688,748     $  1,183,757     $   759,201
                                                      ==========     ============     ===========

   The accompanying notes are an integral part of these financial statements.

                              TRADE PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Trade Products, Inc. (the "Company") is a gaming supply manufacturer, producing an extensive line of ticket and bingo products used by charitable fund-raising organizations and state lotteries. The Company also operates a promotional marketing division, which produces a wide range of promotional products and services including games, sweepstakes and contests. Products are marketed internationally. The Company sells its products in many geographic markets and does not believe there are any significant concentrations of credit risk.

Significant Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments:

     The carrying value of cash and cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses, and accrued profit sharing approximate fair value due to the short maturity of these items.

     The carrying value of notes receivable approximates fair value as stated interest rates approximate market rates for instruments with similar terms and maturities.

     Long term debt has a variable rate of interest and therefore the recorded amount approximates fair value.

Revenue Recognition:

     Revenue from product sales is recognized when a product is shipped. Revenue from sales of services is recognized when services are performed.

Recent Pronouncements:

     During March 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " (SFAS No. 121), which requires the Company to review for impairment its long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In certain situations, an impairment loss would be recognized. SFAS No. 121 will become effective for the Company's 1996 fiscal year.

     During October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which establishes a fair value method of accounting for stock-based compensation plans, and requires additional disclosures for those companies which elect not to adopt the new method of accounting. SFAS No. 123 will be effective for the Company's 1996 fiscal year. The Company does not intend to adopt the fair value method of accounting for stock-based compensation, and will provide the required additional disclosures beginning in its fiscal year ending December 31, 1996.

     Implementation of these Statements is not expected to be material to the Company's financial position, results of operations or liquidity.

Cash and Cash Equivalents:

     The Company considers all highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

                              TRADE PRODUCTS, INC.

     The Company places its temporary cash investments with one financial institution. At times such cash investments may be in excess of the FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Property and Equipment:

     Property and equipment are stated at cost. Expenditures for improvements that significantly add to the productive capacity or extend the life of an asset are capitalized. Expenditures for repairs and maintenance are charged to expense. When property and equipment are retired or otherwise disposed, gains and losses are reflected in operations.

     Depreciation on property and equipment is computed by accelerated and straight-line methods over the assets' estimated useful lives, which range from three to twenty years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated life or the anticipated lease term including renewals.

Income Taxes:

     The Company has elected to have its income taxed pursuant to the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the stockholders of the Company are liable for Federal income taxes on their respective shares of the Company's taxable income.

Other Assets:

     Other assets includes $200,000, net of $100,000 and $150,000 accumulated amortization at December 31, 1994 and 1995, respectively, related to a contract for services which is being amortized over the four year service period.

Reclassifications:

     Certain reclassifications have been made to the 1993 and 1994 financial statements in order to conform to the 1995 presentation. Such reclassifications had no effect on stockholders' equity or net income.

2. INVENTORIES

     Inventories are stated at the lower of cost or market with cost determined using the last-in, first-out method.

     Inventories are summarized as follows:

                                                                     1994           1995
                                                                  ----------     ----------
    Raw materials...............................................  $  816,269     $  944,740
    Work in process.............................................   1,014,542      1,285,756
    Finished goods..............................................   2,740,458      3,046,716
                                                                  ----------     ----------
                                                                  $4,571,269     $5,277,212
                                                                  ==========     ==========

     If the first-in, first-out method of inventory accounting had been used, inventories would have been $712,646 and $1,113,123 higher at December 31, 1994 and 1995, respectively.

                              TRADE PRODUCTS, INC.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                                  1994             1995
                                                               -----------     ------------
    Furniture, fixtures and equipment........................  $13,484,054     $ 14,089,939
    Leasehold improvements...................................    1,077,471          925,288
    Negatives................................................    1,002,388        1,267,566
                                                               -----------     ------------
                                                                15,563,913       16,282,793
    Less accumulated depreciation............................   (8,277,091)     (10,008,506)
    Construction in progress.................................      930,269          847,219
                                                               -----------     ------------
                                                               $ 8,217,091     $  7,121,506
                                                               ===========     ============

     During 1993 and 1994 the Company recorded expenses totaling $2,066,532 and $357,840, respectively, related to the development of a new type of manufacturing equipment, which was included in selling, general and administrative expenses. At December 31, 1994, $801,498 remained in construction in progress related to this equipment. During 1995, events occurred that provided management evidence that this equipment under construction would result in no future benefit. Accordingly, the Company recorded 1995 expenses of approximately $807,000 in selling, general and administrative expense to write off the remaining balance. The Company is involved in legal proceedings in an attempt to recover these costs.

     Depreciation expense for the years ended December 31, 1993, 1994 and 1995 was $1,594,953, $1,779,972 and $1,912,820, respectively.

4. ACCRUED EXPENSES

     Accrued expenses consists of the following at December 31:

                                                                     1994           1995
                                                                  ----------     ----------
    Wages payable...............................................  $  456,217     $  478,244
    Vacation payable............................................     183,915        186,903
    Accrued payroll taxes.......................................     133,524        134,507
    Accrued property taxes......................................      75,736         75,849
    Liability for worker's compensation self insurance..........      62,379         61,971
    Accrued interest............................................      40,592         42,537
    Other liabilities...........................................      93,455        117,674
                                                                  ----------     ----------
                                                                  $1,045,818     $1,097,685
                                                                  ==========     ==========

5. AVAILABLE LINES OF CREDIT

     At December 31, 1995, the Company had a $2,000,000 line of credit with a commercial bank which bears interest at the bank's reference rate and expires on June 30, 1996. The reference rate on this line of credit was 8.50% at December 31, 1995. Borrowings are based on percentages of and are collateralized by the Company's accounts receivable and inventory. There were no amounts outstanding against this line of credit at December 31, 1994 and 1995.

                              TRADE PRODUCTS, INC.

6. LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                     1994           1995
                                                                  ----------     ----------
    Bank note payable in monthly installments of $63,417, plus interest at the bank's reference rate collateralized by
      equipment, maturing on October 8, 2004....................  $7,525,752     $6,722,191
    Bank note payable, $1,500,000 equipment line of credit,
      interest only at bank's reference rate until June 30,
      1996. Beginning July 1, 1996 amounts including additional
      borrowings will be converted to a term loan with monthly
      installments payable over 10 years, plus interest at
      bank's reference rate collateralized by equipment,
      maturing on June 30, 2006.................................          --        904,052
    Bank note payable, equipment line of credit, interest only at bank's reference rate plus 0.25% until June 30, 1995.
      On July 1, 1995, amounts including additional borrowings
      were converted to a term loan with monthly installments
      payable over 10 years, plus interest at bank's reference
      rate, collateralized by equipment.........................     548,633        865,546
    Note payable to officer in monthly installments of $2,483
      and $1,431, respectively, plus accrued interest at the
      bank's reference rate, uncollateralized. Due on demand....      17,173         29,800
                                                                  ----------     ----------
                                                                   8,091,558      8,521,589
    Less current portion........................................    (853,177)      (944,414)
                                                                  ----------     ----------
              Long-term debt....................................  $7,238,381     $7,577,175
                                                                  ==========     ==========

     The reference rate was 8.5% at December 31, 1994 and 1995.

     Aggregate principal payments to be made by the Company on its long-term debt for years ending December 31 are as follows:

        1996.............................................................  $  944,414
        1997.............................................................   1,002,114
        1998.............................................................   1,002,114
        1999.............................................................   1,002,114
        2000.............................................................   1,002,114
        Thereafter.......................................................   3,568,719
                                                                           ----------
                                                                           $8,521,589
                                                                           ==========

     Certain debt agreements include restrictions relating to required levels of working capital, tangible net worth, limits on capital acquisitions and conditions precedent to incurring additional long-term debt.

7. LEASE COMMITMENT AND RELATED-PARTY TRANSACTIONS

     The Company leases its manufacturing and office premises from a partnership of which two of the Company's stockholders are partners. The lease provides for monthly rentals of $40,000 and expires in 2001. In December 1993, the Company leased additional manufacturing and warehouse premises from the partnership at a monthly rental of $37,000, under a lease agreement expiring in November 1996. In addition,

                              TRADE PRODUCTS, INC.

the Company pays operating costs, taxes and insurance. In September 1992, the Company leased additional parking space from the partnership at a monthly rental of $1,500. Rental payments to the partnership were $498,000 for the year ended December 31, 1993 and $942,000 for each of the years ended December 31, 1994 and 1995.

     The Company rented office space in Los Angeles at a monthly rental of $3,070, under a lease agreement which expired on April 30, 1994. The Company entered into a new lease with a monthly payment of $4,750 per month, expiring in April 1999. The lease provides that the Company pay operating costs.

     The lease agreements provide renewal options for terms of up to ten additional years.

     Aggregate minimum rental payments to be made by the Company on its operating leases for years ending December 31 are as follows:

        1996.............................................................  $  944,000
        1997.............................................................     537,000
        1998.............................................................     537,000
        1999.............................................................     499,000
        2000.............................................................     480,000
        Thereafter.......................................................     480,000
                                                                           ----------
                                                                           $3,477,000
                                                                           ==========

8. CHANGES IN RETAINED EARNINGS

     Changes in retained earnings for the years ended December 31, 1993, 1994 and 1995 are summarized as follows:

        Balance, January 1, 1993........................................  $ 8,791,738
          Distribution to stockholders..................................   (2,396,743)
          Net income....................................................    1,917,736
                                                                          -----------
        Balance, January 1, 1994........................................    8,312,731
          Distribution to stockholders..................................   (2,203,545)
          Net income....................................................    2,032,150
                                                                          -----------
        Balance, January 1, 1995........................................    8,141,336
          Distribution to stockholders..................................   (1,629,791)
          Net income....................................................    1,474,617
                                                                          -----------
        Balance, December 31, 1995......................................  $ 7,986,162
                                                                          ===========

9. BY PRODUCT REVENUE

     During 1995 the Company began selling scrap paper, a by product, from its operations. Revenues from scrap paper included in the sales line item in the statement of income totaled $165,000 for the year ended December 31, 1995.

10. EMPLOYEE BENEFIT PLANS

Stock Appreciation Rights

     In July 1986, the Company's Board of Directors adopted a Stock Appreciation Rights ("SARS") Plan that will terminate no later than July 1, 1996. As more fully described in the Plan document, up to 100,000

                              TRADE PRODUCTS, INC.

SARS may be issued to key employees at the sole discretion of the Board of Directors. The basis of the SARS is determined by calculating the net book value per share, including outstanding SARS, at the end of the most recent fiscal year. The value of the SARS is the difference in the basis at the time of redemption as compared to the basis at the time they were granted. The reduction in the basis of the SARS totaling $8,728, $6,514 and $1,145, is reflected each year in the Statement of Income as a credit to compensation expense for 1993, 1994, and 1995, respectively. As of December 31, 1994 and 1995, $91,561 and $90,416 are included in accrued expenses, respectively. The SARS are not capital stock and have no rights pertaining to stockholders or creditors of the Company. During 1993, 1,000 SARs were issued, however no SARs were issued during 1994 and 1995. No SARs were redeemed or retired during 1993, 1994 and 1995. At December 31, 1995, there were 12,000 SARS outstanding.

Profit-Sharing Plan:

     The Company has a profit-sharing plan covering employees who meet minimum age and service requirements. Annual contributions to the profit-sharing plan are made at the discretion of the Board of Directors of the Company. Profit-sharing expense for the years ended December 31, 1993, 1994 and 1995 was $250,000, $200,000 and $100,000, respectively. The Company plans to terminate this plan in 1996 and establish a 401(k) plan.

11. COMMITMENTS AND CONTINGENCIES

Self Insurance:

     In October 1992, the Company became self insured for workers compensation liabilities and was required to deposit $344,000 in an escrow account. The Company has insurance for any claim over $250,000, per occurrence, subject to certain stop loss limitations. The Company has accrued approximately $62,000 at December 31, 1994 and 1995 related to this self insured liability.

12. SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments:

     Interest paid during the years ended December 31, 1993, 1994 and 1995 was $363,802, $514,599 and $727,341, respectively.

Noncash Investing Activity:

     Property and equipment purchased during the year included in accounts payable at December 31, 1995 totaled $165,453.

13. SUBSEQUENT EVENTS

     Subsequent to December 31, 1995, the Company distributed $680,000 to two stockholders, $200,000 in cash and $480,000 in the form of a note payable. Additionally $225,000 was advanced to one of the stockholders in exchange for a note receivable. Both the note receivable and the note payable are due on demand.

     On April 18, 1996, the Company signed a letter of intent to sell its net assets for approximately $29 million, subject to certain purchase price adjustments.

                              TRADE PRODUCTS, INC.

                                 BALANCE SHEETS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

                                     ASSETS


                                                                    DECEMBER 31,     SEPTEMBER 30,
                                                                        1995             1996
                                                                    ------------     -------------
                                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents.......................................  $    759,201      $  1,996,169
  Accounts receivable, net of allowance for doubtful accounts of
     $394,000 at December 31, 1995 and September 30, 1996.........     6,100,651         7,506,790
  Inventories.....................................................     5,277,212         5,103,394
  Current portion of notes and other receivables..................        62,868           330,126
  Current portion of notes receivable from and advances to
     officers and affiliates......................................        49,464           161,018
  Prepaid expenses................................................        81,212            96,582
                                                                     -----------       -----------
     Total current assets.........................................    12,330,608        15,194,079
                                                                     -----------       -----------
Notes and other receivables, net of current portion...............            --            71,170
Notes receivable from and advances to officers and affiliates, net
  of current portion..............................................       135,654           139,543
Assets held for sale..............................................       100,000           100,000
Deposits..........................................................       126,450                --
Self insurance deposit............................................       344,000           370,000
Other assets, net.................................................        60,850            23,350
                                                                     -----------       -----------
                                                                         766,954           704,063
                                                                     -----------       -----------
Property and equipment, net.......................................     7,121,506         7,102,884
                                                                     -----------       -----------
     Total assets.................................................  $ 20,219,068      $ 23,001,026
                                                                     ===========       ===========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................  $  1,978,820      $  1,270,065
  Accrued expenses................................................     1,097,685         1,366,667
  Accrued profit sharing..........................................       100,000                --
  Current portion of long-term debt...............................       944,414         1,008,211
  Customer deposits...............................................        53,665            79,980
  Other liabilities...............................................       126,104            96,714
                                                                     -----------       -----------
     Total current liabilities....................................     4,300,688         3,821,637
                                                                     -----------       -----------
Long-term debt, net of current portion............................     7,577,175         8,009,745
Other noncurrent liabilities......................................        90,416            99,945
                                                                     -----------       -----------
                                                                       7,667,591         8,109,690
                                                                     -----------       -----------
Commitments and contingencies
Stockholders' equity:
  Common stock, $0.01 par value; 2,000,000 shares authorized;
     756,250 shares issued and outstanding........................         7,562             7,562
  Additional paid-in capital......................................       257,065           257,065
  Retained earnings...............................................     7,986,162        10,805,072
                                                                     -----------       -----------
                                                                       8,250,789        11,069,699
                                                                     -----------       -----------
     Total liabilities and stockholders' equity...................  $ 20,219,068      $ 23,001,026
                                                                     ===========       ===========


                See accompanying notes to financial statements.

                              TRADE PRODUCTS, INC.

                              STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                  (UNAUDITED)

                                                                   NINE MONTHS ENDED SEPTEMBER
                                                                               30,
                                                                   ----------------------------
                                                                       1995            1996
                                                                   ------------     -----------
Sales............................................................  $ 27,762,175     $28,543,577
Cost of sales....................................................   (17,460,706)    (17,286,725)
                                                                    -----------     -----------
                                                                     10,301,469      11,256,852
Selling, general and administrative expense......................    (7,625,384)     (8,040,733)
Interest expense.................................................      (552,896)       (568,145)
                                                                    -----------     -----------
                                                                      2,123,189       2,647,974
Income from settlement of lawsuit................................            --       2,000,000
Other income, net................................................       160,990          66,941
                                                                    -----------     -----------
Net income.......................................................  $  2,284,179     $ 4,714,915
                                                                    ===========     ===========
Net income per share.............................................  $       3.02     $      6.23
                                                                    ===========     ===========
Weighted average shares outstanding..............................       756,250         756,250
                                                                    ===========     ===========

                See accompanying notes to financial statements.

                              TRADE PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                  (UNAUDITED)

                                                                             NINE MONTHS
                                                                         ENDED SEPTEMBER 30,
                                                                      -------------------------
                                                                         1995          1996
                                                                      -----------   -----------
Cash flows from operating activities:
  Net income........................................................  $ 2,284,179   $ 4,714,915
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..................................    1,364,506     1,466,909
     Loss on disposal of assets.....................................       10,690        40,889
     Changes in assets and liabilities:
       Accounts receivable..........................................   (1,224,762)   (1,406,139)
       Inventories..................................................       60,072       173,818
       Prepaid expenses.............................................     (142,686)      (15,370)
       Other assets and deposits....................................       24,010        37,500
       Accounts payable and accrued expenses........................     (537,064)     (276,657)
       Accrued profit sharing.......................................     (200,000)     (100,000)
       Customer deposits............................................       45,372        26,315
       Other liabilities............................................      (23,609)        9,529
                                                                      ------------  ------------
          Net cash provided by operating activities.................    1,660,708     4,671,709
                                                                      ------------  ------------
Cash flows from investing activities:
  Additions to property and equipment...............................     (862,914)   (1,731,783)
  Proceeds from sale of assets......................................       96,600        47,760
  Notes receivable and other receivables............................        2,373      (427,095)
  Repayments on notes receivable and other receivables..............      109,636        88,667
  Notes receivable from and advances to officers and affiliates.....     (143,283)     (115,443)
  Repayments on notes receivable and advances to officers and
     affiliates.....................................................      232,490            --
  Deposit on equipment..............................................     (203,812)      126,450
  Self insurance deposit............................................           --       (26,000)
                                                                      ------------  ------------
          Net cash used in investing activities.....................     (768,910)   (2,037,444)
                                                                      ------------  ------------
Cash flows from financing activities:
  Distribution to stockholders......................................   (1,572,947)   (1,896,005)
  Additions to long-term debt.......................................    1,225,399     3,682,825
  Reductions in long-term debt......................................   (1,153,261)   (3,184,117)
                                                                      ------------  ------------
          Net cash used in financing activities.....................   (1,500,809)   (1,397,297)
                                                                      ------------  ------------
  Increase (decrease) in cash and cash equivalents..................     (609,011)    1,236,968
  Cash and cash equivalents:
          Beginning of period.......................................    1,183,757       759,201
                                                                      ------------  ------------
     End of period..................................................  $   574,746   $ 1,996,169
                                                                      ============  ============

                See accompanying notes to financial statements.

                              TRADE PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION:

     Trade Products, Inc. (the "Company") is a gaming supply manufacturer, producing an extensive line of ticket and bingo products used by charitable fund-raising organizations and state lotteries. The Company also operates a promotional marketing division, which produces a wide range of promotional products and services including games, sweepstakes and contests. Products are marketed internationally. The Company sells its products in many geographic markets and does not believe there are any significant concentrations of credit risk.

     The financial statements for the nine month periods ended September 30, 1995 and 1996 are unaudited and do not contain all of the information required by generally accepted accounting principles to be included in a full set of financial statements. The annual financial statements of the Company include a summary of significant accounting policies and should be read in conjunction with these unaudited interim statements. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included. All such adjustments are of a normal and recurring nature. The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.

2. INVENTORIES:

     Inventories are stated at the lower of cost or market with cost determined using the last-in, first-out method. Inventories are summarized as follows:

                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                     1995             1996
                                                                 ------------     -------------
                                                                                   (UNAUDITED)
    Raw materials..............................................   $  944,740       $   302,743
    Work in process............................................    1,285,756         1,457,757
    Finished goods.............................................    3,046,716         3,342,894
                                                                  ----------        ----------
                                                                  $5,277,212       $ 5,103,394
                                                                  ==========        ==========

     If the first-in, first-out method of inventory accounting had been used, inventories would have been $1,113,123 and $983,526 higher at December 31, 1995 and September 30, 1996, respectively.

3. AVAILABLE LINES OF CREDIT:

     At September 30, 1996, the Company had a $2,000,000 line of credit with a commercial bank which bears interest at the bank's reference rate and expires June 30, 1997. The reference rate on this line of credit was 8.25% at September 30, 1996. Borrowings are based on percentages of and are collateralized by the Company's accounts receivable and inventory. No amounts were outstanding on this line of credit at September 30, 1996.

                              TRADE PRODUCTS, INC.

                                  (UNAUDITED)

4. LONG-TERM DEBT:

     Long-term debt is summarized as follows:

                                                                    DECEMBER 31,     SEPTEMBER 30,
                                                                        1995             1996
                                                                    ------------     -------------
                                                                                      (UNAUDITED)
Bank note payable in monthly installments of $63,417, plus
  interest at the bank's reference rate collateralized by
  equipment, maturing on October 8, 2004..........................   $6,722,191       $  6,151,438
Bank note payable, $2,077,577 equipment line of credit, interest only at bank's reference rate until June 30, 1996. On July 1,
  1996 amounts including additional borrowings were converted to a term loan with monthly installments payable over 10 years, plus interest at bank's reference rate collateralized by equipment,
  maturing on July 1, 2006........................................      904,052          2,060,004
Bank note payable, equipment line of credit, interest only at bank's reference rate plus 0.25% until June 30, 1995. On July 1,
  1995, amounts including additional borrowings were converted to a term loan with monthly installments payable over 10 years, plus interest at bank's reference rate, collateralized by
  equipment.......................................................      865,546            797,214
Note payable to officer in monthly installments of $2,483 and
  $1,431, respectively, plus accrued interest at the bank's
  reference rate, uncollateralized. Due on demand.................       29,800                 --
Bank note payable, equipment line of credit, interest only at bank's reference rate until June 30, 1997. Collateralized by
  equipment.......................................................           --              9,300
                                                                    ------------     -------------
                                                                      8,521,589          9,017,956
Less current portion..............................................     (944,414)        (1,008,211)
                                                                    ------------     -------------
  Long-term debt..................................................   $7,577,175       $  8,009,745
                                                                     ==========         ==========

     The reference rate was 8.5% at December 31, 1995 and 8.25% at September 30, 1996.

5. SETTLEMENT OF LAWSUIT:

     On September 26, 1996 the Company settled litigation resulting in the recovery of $2,000,000 of previously expensed costs relating to the development of a new type of manufacturing equipment. The settlement amount was distributed to shareholders in October 1996.

6. SUBSEQUENT EVENTS:

     On August 6, 1996 the Company signed a definitive agreement to sell substantially all of its assets and assign certain liabilities to Stuart Entertainment, Inc. ("Stuart") for a purchase price of $36,555,000, subject to certain post-closing adjustments. During October 1996, the terms of the purchase agreement were amended resulting in a purchase price of $37.2 million, subject to certain post-closing adjustments, plus the issuance of warrants to acquire 300,000 shares of Stuart's common stock at $7.75 per share.

     On November 13, 1996 the transaction closed upon the approval of financing, regulatory gaming requirements being met and the issuance of $100,000,000 unsecured notes.

                                  ATTACHMENT B

                                                                                         Page
                                                                                         ----
Unaudited Pro Forma Condensed Combined Income Statement for the
       Nine Months Ended September 30, 1996   . . . . . . . . . . . . . . . . . . . . .   B-2

Unaudited Pro Forma Condensed Combined Income Statement for the
       Nine Months Ended September 30, 1995   . . . . . . . . . . . . . . . . . . . . .   B-3

Unaudited Pro Forma Condensed Combined Income Statement for the
       Year Ended December 31, 1995   . . . . . . . . . . . . . . . . . . . . . . . . .   B-4

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1996   . . . .   B-5

Notes to Unaudited Pro Forma Condensed Combined Financial Statements  . . . . . . . . .   B-6

                       UNAUDITED PRO FORMA FINANCIAL DATA

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.



     The following unaudited pro forma financial data are based on the historical financial statements of Stuart and Trade Products for the year ended December 31, 1995 and the nine-month periods ended September 30, 1995 and 1996. The pro forma financial statements have been prepared to give effect to the Transactions.



     The accompanying Unaudited Condensed Combined Pro Forma Income Statements for the year ended December 31, 1995 and for the nine-month periods ended September 30, 1995 and 1996 have been presented on the assumption that the Transactions occurred on January 1, 1995. The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1996 has been presented on the assumption that the Transactions occurred as of September 30, 1996.



     These unaudited pro forma financial statements are not necessarily indicative of the results of operations that would have been reported if the Transactions had occurred at the time presented and are not necessarily indicative of the results that will be achieved for future periods as a result of the Transactions. The unaudited pro forma financial statements and the related notes should be read in conjunction with the Financial Statements and the Notes thereto of Stuart and Trade Products included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996



                                                          HISTORICAL                 PRO FORMA
                                                   ------------------------   -----------------------
                                                   STUART    TRADE PRODUCTS   ADJUSTMENTS    COMBINED
                                                   -------   --------------   -----------    --------
                                                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                         DATA)
INCOME STATEMENT DATA
  Net sales......................................  $81,332      $28,544         $    --      $109,876
  Cost of goods sold.............................   55,966       17,287             130 (e)    73,586
                                                                                    203 (a)
                                                   -------      -------         -------      --------
  Gross profit...................................   25,366       11,257            (333)       36,290
  Selling, general, and administrative
     expenses....................................   18,323        7,974             (52)(a)    26,245
                                                   -------      -------         -------      --------
  Income from operations.........................    7,043        3,283            (281)       10,045
  Income from settlement of lawsuit..............       --        2,000          (2,000)(i)        --
  Interest expense, net..........................    3,286          568           4,517 (b)     8,371
                                                   -------      -------         -------      --------
  Income before income taxes.....................    3,757        4,715          (6,798)        1,674
  Income tax provision...........................    1,334           --            (720)(c)       614
                                                   -------      -------         -------      --------
  Net income.....................................  $ 2,423      $ 4,715         $(6,078)     $  1,060
                                                   =======      =======         =======      ========
Net income per share -- primary..................  $  0.35                                   $   0.15
Net income per share -- fully diluted............     0.35                                       0.15
Weighted average shares outstanding -- primary...    6,890                                      6,890
Weighted average shares outstanding -- fully
  diluted........................................    6,890                                      6,890
OTHER DATA
  EBITDA.........................................                                            $ 15,214
  Ratio of EBITDA to net cash interest
     expense(d)..................................                                                2.0x
  Ratio of earnings to fixed charges(h)..........    2.14x                                      1.20x
  Depreciation and amortization..................                                            $  5,169
  Purchase accounting adjustments................                                                  --
  Capital expenditures...........................                                               2,682
  Net sales -- product line
     Bingo paper.................................  $42,860      $ 4,498         $    --      $ 47,358
     Pulltab tickets.............................   18,726       20,302              --        39,028
     Ink dabbers.................................    7,547          599              --         8,146
     Bingo hall equipment........................    5,155          752              --         5,907
     General merchandise.........................    3,071           --              --         3,071
     Video King gaming systems...................    3,973           --              --         3,973
     Promotional marketing.......................       --        2,393              --         2,393



   See notes to unaudited pro forma condensed combined financial statements.

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995



                                                    HISTORICAL                     PRO FORMA
                                           ----------------------------   ---------------------------
                                            STUART      TRADE PRODUCTS     ADJUSTMENTS      COMBINED
                                           ---------   ----------------   -------------    ----------
                                            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
INCOME STATEMENT DATA
  Net sales.............................     $83,916        $27,762           $    --        $111,678
  Cost of goods sold....................      57,142         17,461              (350)(e)      74,456
                                                                                  203 (a)
                                             -------        -------           -------        --------
  Gross profit..........................      26,774         10,301               147          37,222
  Selling, general, and administrative
     expenses...........................      20,716          7,464                51 (a)      28,231
  United Kingdom charge.................         800             --                --             800
                                             -------        -------           -------        --------
  Income from operations................       5,258          2,837                96           8,191
  Interest expense, net.................       3,365            553             4,573 (b)       8,491
                                             -------        -------           -------        --------
  Income (loss) before income taxes.....       1,893          2,284            (4,477)           (300)
  Income tax provision..................       1,657             --              (767)(c)         890
                                             -------        -------           -------        --------
  Net income (loss).....................     $   236        $ 2,284           $(3,710)       $ (1,190)
                                             =======        =======           =======        ========
Net income (loss) per share --primary...     $  0.04                                         $  (0.18)
Net income (loss) per share -- fully
  diluted...............................        0.04                                            (0.18)
Weighted average shares
  outstanding -- primary................       6,682                                            6,682
Weighted average shares
  outstanding -- fully diluted..........       6,682                                            6,682
OTHER DATA
  EBITDA................................                                                     $ 13,742
  Ratio of EBITDA to net cash interest
     expense(d).........................                                                         1.9x
  Ratio of earnings to fixed
     charges(h).........................       1.56x                                            0.96x
  Depreciation and amortization.........                                                     $  5,062
  Purchase accounting adjustments.......                                                          489
  Capital expenditures..................                                                        3,678
  Net sales -- product line
     Bingo paper........................     $44,274        $ 3,758           $    --        $ 48,032
     Pulltab tickets....................      19,786         20,383                --          40,169
     Ink dabbers........................       9,299            415                --           9,714
     Bingo hall equipment...............       5,393            626                --           6,019
     General merchandise................       3,747             --                --           3,747
     Video King gaming systems..........       1,417             --                --           1,417
     Promotional marketing..............          --          2,580                --           2,580



   See notes to unaudited pro forma condensed combined financial statements.

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.
                      FOR THE YEAR ENDED DECEMBER 31, 1995



                                                   HISTORICAL                     PRO FORMA
                                          ----------------------------    --------------------------
                                           STUART      TRADE PRODUCTS     ADJUSTMENTS      COMBINED
                                          ---------    ---------------    ------------     ---------
                                           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
INCOME STATEMENT DATA
  Net sales.............................   $109,882        $36,595           $    --        $146,477
  Cost of goods sold....................     74,722         22,807              (400)(e)      97,399
                                                                                 270(a)
                                           --------        -------           -------        --------
  Gross profit..........................     35,160         13,788               130          49,078
  Selling, general, and administrative
     expenses...........................     27,330         11,583              (736)(a)      38,177
  United Kingdom charge.................        819             --                --             819
                                           --------        -------           -------        --------
  Income from operations................      7,011          2,205               866          10,082
  Interest expense, net.................      4,448            730             6,000(b)       11,178
                                           --------        -------           -------        --------
  Income (loss) before income taxes.....      2,563          1,475            (5,134)         (1,096)
  Income tax provision..................      1,777             --            (1,286)(c)         491
                                           --------        -------           -------        --------
  Net income (loss).....................   $    786        $ 1,475           $(3,848)       $ (1,587)
                                           ========        =======           =======        ========
  Net income (loss) per
     share -- primary...................   $   0.12                                         $  (0.24)
  Net income (loss) per share -- fully
     diluted............................       0.11                                            (0.23)
  Weighted average shares
     outstanding -- primary.............      6,706                                            6,706
  Weighted average shares
     outstanding -- fully diluted.......      7,053                                            7,053

OTHER DATA
  EBITDA................................                                                    $ 17,873
  Ratio of EBITDA to net cash interest
     expense(d).........................                                                        1.8x
  Ratio of earnings to fixed
     charges(h).........................      1.58x                                            0.90x
  Depreciation and amortization.........                                                    $  7,302
  Purchase accounting adjustments.......                                                         489
  Capital expenditures..................                                                       4,961

  Net sales -- product line
     Bingo paper........................   $ 58,522        $ 5,237           $    --        $ 63,759
     Pulltab tickets....................     26,916         26,790                --          53,706
     Ink dabbers........................     12,014            583                --          12,597
     Bingo hall equipment...............      5,757            796                --           6,553
     General merchandise................      4,988             --                --           4,988
     Video King gaming systems..........      1,685             --                --           1,685
     Promotional marketing..............         --          3,189                --           3,189



   See notes to unaudited pro forma condensed combined financial statements.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.
                            AS OF SEPTEMBER 30, 1996

                                     ASSETS



                                                                           PRO FORMA
                                        HISTORICAL                       COMBINED PRIOR          DEBT
                                    ------------------    PURCHASE      TO NOTE OFFERING   RECAPITALIZATION
                                               TRADE      PRO FORMA      AND NEW CREDIT       PRO FORMA        PRO FORMA
                                    STUART    PRODUCTS   ADJUSTMENTS       AGREEMENT         ADJUSTMENTS      CONSOLIDATED
                                    -------   --------   -----------    ----------------   ----------------   ------------
                                                          (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
Current Assets:
  Cash and cash equivalents.......  $   859   $ 1,996     $(37,357)(f)      $(36,502)          $100,000 (g)     $ 13,534
                                                            (2,000)(f)(i)                       (49,964)(g)
  Trade and notes receivables,
     net..........................   21,345     7,998         (149)(f)        29,194                 --           29,194
  Inventories.....................   22,252     5,103        2,551 (f)        29,906                 --           29,906
  Other current assets............    2,762        97           --             2,859                 --            2,859
                                    -------   -------     --------          --------           --------         --------
          Total current assets....   47,218    15,194      (36,955)           25,457             50,036           75,493
Property, plant and equipment,
  net.............................   19,943     7,103        1,788 (f)        28,834                              28,834
Intangible assets.................   29,940        --       15,414 (f)        45,354             (1,348)(g)       49,156
                                                                                                  5,150 (g)
Other assets......................    2,227       704         (151)(f)         2,780                 --            2,780
                                    -------   -------     --------          --------           --------         --------
          Total Assets............  $99,328   $23,001     $(19,904)         $102,425           $ 53,838         $156,263
                                    =======   =======     ========          ========           ========         ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term
     debt and other current
     debt.........................  $ 8,795   $ 1,008     $ (1,008)(f)      $  8,795           $ (8,401)(g)     $    394
  Bazaar purchase price
     adjustment...................      454        --           --               454               (454)(g)           --
  Trade payables..................   12,790     1,270           --            14,060                 --           14,060
  Accrued and other liabilities...    3,160     1,543          (46)(f)         4,657               (549)(g)        4,108
                                    -------   -------     --------          --------           --------         --------
          Total current
            liabilities...........   25,199     3,821       (1,054)           27,966             (9,404)          18,562
Long-Term Debt:
  Related Party...................    5,000        --           --             5,000             (5,000)(g)           --
  Other...........................   31,175     8,010       (8,010)(f)        31,175            (30,782)(g)      100,393
                                                                                                100,000 (g)
                                    -------   -------     --------          --------           --------         --------
          Total long-term debt....   36,175     8,010       (8,010)           36,175             64,218          100,393
Other long-term liabilities.......       --       100         (100)(f)            --                 --               --
Deferred income taxes.............    2,642        --           --             2,642                 --            2,642
Deferred income...................      279        --           --               279                 --              279
Stockholders' Equity:
  Common stock -- $0.01 par
     value........................       69         8           (8)(f)            69                 --               69
  Additional paid-in capital......   26,909       257         (257)(f)        27,239                 --           27,239
                                                               330 (f)
  Retained earnings...............    8,244    10,805      (10,805)(f)         8,244               (976)(g)        7,268
  Treasury stock (56,260 shares at
     cost)........................     (189)       --           --              (189)                --             (189)
                                    -------   -------     --------          --------           --------         --------
          Total Stockholders'
            Equity................   35,033    11,070      (10,740)           35,363               (976)          34,387
                                    -------   -------     --------          --------           --------         --------
          Total Liabilities and
            Stockholders'
            Equity................  $99,328   $23,001     $(19,904)         $102,425           $ 53,838         $156,263
                                    =======   =======     ========          ========           ========         ========



   See notes to unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.



     The accompanying unaudited pro forma condensed combined financial statements reflect the following adjustments:



          (a) To reflect the following adjustments to cost of goods sold and selling, general and administrative expenses.



                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                    YEAR ENDED          ------------------
                                                 DECEMBER 31, 1995       1995        1996
                                                 -----------------      ------      ------
                                                          (DOLLARS IN THOUSANDS)
Cost of Goods Sold(1)
  Additional depreciation expense(2)...........         $ 270            $ 203       $ 203
                                                        =====            =====       =====
Selling, General and Administrative Expenses,
  Net additional depreciation expense(2).......         $  67            $  50       $  50
  Decrease in salaries(3)......................          (294)            (220)       (213)
  Elimination of costs of assets not
     acquired(4)...............................          (894)             (68)       (178)
  Additional amortization on goodwill(5).......           385              289         289
                                                        -----            -----       -----
  Total selling, general and administrative
     expenses, net.............................         $(736)           $  51       $ (52)
                                                        =====            =====       =====



---------------



(1) The Company anticipates incurring a one-time non-cash charge in the first four months after the completion of the Note Offering of approximately $2,551,000 that is not reflected in these adjustments. This charge is related to the application of the purchase method of accounting to the finished goods inventory of Trade Products that will be sold by the Company after the completion of the Note Offering.



(2) To reflect additional depreciation expenses on the write-up of property, plant and equipment from historical cost to fair value ($2,023,000) with an average life of six years (80% of which is manufacturing related and charged to cost of goods sold).



(3) To reflect the decrease in the salaries of certain Trade Products officers, which were $500,000 for the year ended December 31, 1995, and $375,000 for the nine months ended September 30, 1995 and 1996, compared to salaries after the Trade Acquisition of $206,000 for the year ended December 31, 1995, $154,500 for the nine months ended September 30, 1995 and $162,000 for the nine months ended September 30, 1996.



(4) To reflect the elimination of costs, which includes the write-off of assets and legal costs, associated with assets not acquired by the Company in the Trade Acquisition.



(5) To reflect additional amortization expense on goodwill of $15,414,000 over a 40-year period.



          (b) To reflect the incremental change to interest expense. The incremental change in based upon the portion of the proceeds of the Note Offering which were used to pay the purchase price of the Trade Acquisition, and to repay in full all existing revolving credit and term facilities and certain outstanding debt instruments ($87,321,000) at 12 1/2% for the applicable periods, plus interest charged on the $787,000 of existing debt retained by the Company and the incremental amortization expense related to the deferred financing costs associated with the transactions. (See Note g to Notes to Unaudited Pro Forma Condensed Combined Financial Statements).



          (c) The pro forma adjustment reflects (i) Trade Products pre-tax income subject to corporate income taxes at a marginal income tax rate of 36% for the periods presented (Trade Products is an S corporation and, accordingly, has not been subject to corporate income taxes), and (ii) income tax expenses on the pro forma adjustments which affect taxable income.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.



          (d) Net cash interest expense does not reflect amortization expense related to the deferred financing costs on the new debt financing of $100,000,000 Senior Subordinated Notes ($4,750,000), amortized over eight years, and on the new $30,000,000 bank revolving facility ($400,000), amortized over five years.



          (e) To reflect Trade Products' inventory on a FIFO
     (first-in-first-out) basis versus the historical LIFO (last-in-first-out) basis.



          (f) To reflect the Trade Acquisition for a total purchase price of $37,579,000 plus an amount equal to the increase in Trade Products' stockholders' equity between September 30, 1996 and the closing date of the Trade Acquisition (currently estimated at $108,000). The purchase price was paid as follows: (i) $28,145,000 in cash to Trade Products; (ii) the amount attributable to the increase if any, in Trade Products' stockholder equity is expected to be paid in cash within 120 days after closing; (iii) $9,104,000 to Trade Products' bank in payment of Trade Products' existing debt; and (iv) issuance of warrants to acquire 300,000 shares of the Company's common stock, par value $0.01 per share, with an exercise price of $7.75 per share (valued at $330,000). Adjustments to reflect the preliminary estimate of the fair value of net assets under purchase accounting will result in an increase to property, plant and equipment of $2,023,000, goodwill of $15,414,000 and inventory of $2,551,000. In addition, Trade Products' historical stockholders' equity will be eliminated and certain assets and liabilities including cash of $2,000,000 and property, plant and equipment of $235,000 will not be purchased.



          The purchase price was allocated at the consummation of the Trade Acquisition and might be revised for a period of up to one year. Nevertheless, management believes the final impact on its results should not be materially different from the amounts included in the Unaudited Pro Forma Condensed Combined Financial Statements.



          (g) To give effect to new debt financing of $100,000,000 Senior Subordinated Notes to be used to repay the existing bank revolving and term facilities ($32,859,000), obligations under capital leases ($3,357,000), a subordinated note payable to Mr. Stuart ($5,000,000), notes payable to others ($2,967,000) and Bazaar purchase price adjustment ($454,000), and to pay estimated underwriting commissions, bank facility fees and offering expenses ($5,150,000). The new debt financing of $100,000,000 Senior Subordinated Notes and the creation of the new $30,000,000 bank revolving facility will result in the extinguishment of deferred financing costs of $1,348,000 ($863,000, net of income taxes) on the Prior Credit Agreement (as defined) and establishment of estimated deferred financing costs on the new debt financing of approximately $5,150,000. In addition, the Company will reflect a charge of $113,000, after income taxes of $64,000, relating to penalties on the early extinguishment of existing debt in conjunction with the Note Offering. At September 30, 1996, no amounts were assumed outstanding under the New Credit Agreement.



          (h) For purposes of computing pro forma ratios of earnings to fixed charges, pro forma earnings are divided by pro forma fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of the Company and (b) fixed charges, less capitalized interest. "Fixed Charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be interest. Earnings available for fixed charges were insufficient to cover fixed charges by $2,273,000 for the year ended December 31, 1994, and $1,096,000 and $300,000 for the pro forma year ended December 31, 1995 and the pro forma nine months ended September 30, 1995, respectively.



          (i) To reflect the elimination of settled litigation resulting in the recovery of previously expensed costs related to the development of a new type of manufacturing equipment. These assets were not acquired by the Company in the Trade Acquisition.